UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2011

Morgans Hotel Group Co.
(Exact name of registrant as specified in its charter)

Delaware	001-33738	16-1736884
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

475 Tenth Avenue New York, NY	10018
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 277-4100

Not applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 2, 2011, Royalton, LLC, a subsidiary of Morgans Hotel Group Co. (the “Company”), entered into a purchase and sale agreement to sell the Royalton hotel for $88.2 million to Royalton 44 Hotel, L.L.C., an affiliate of FelCor Lodging Trust, Incorporated, and Morgans Holdings LLC, a subsidiary of the Company, entered into a purchase and sale agreement to sell the Morgans hotel for $51.8 million to Madison 237 Hotel, L.L.C., an affiliate of FelCor Lodging Trust, Incorporated. The parties have agreed that the Company will continue to operate the hotels under a 15-year management agreement with one 10-year extension option. The transaction is expected to close in the second quarter and is subject to satisfaction of customary closing conditions.

The Company intends to use a portion of the proceeds to retire approximately $37.7 million outstanding under its revolving credit facility. The hotels, along with the Delano hotel, are collateral for its revolving credit facility, which terminates upon the sale of any of the properties securing the facility. Upon termination of the facility the Delano hotel will be unencumbered.

The Company has received a $7 million security deposit, which is non-refundable except in the event of a default by the Company.

Copies of the purchase and sale agreements will be filed as exhibits to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2011. The above descriptions are summaries of the agreements and are qualified in its entirety by the complete text of the agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORGANS HOTEL GROUP CO.

Date: April 7, 2011

By: /s/ Richard Szymanski
Richard Szymanski
Chief Financial Officer